Exhibit 99.1

Quality Care Properties Provides Update on HCR ManorCare

BETHESDA, Md., July 21, 2017 /PRNewswire/ — As previously announced by Quality Care Properties, Inc. (NYSE: QCP) (“QCP” or the “Company”), on July 7, 2017, QCP delivered to its principal tenant, HCR III Healthcare, LLC, an indirect wholly-owned subsidiary of HCR ManorCare, Inc. (together, “HCR ManorCare”), a notice of default relating to nonpayment of rent due and other matters under the Master Lease and Security Agreement, dated as of April 7, 2011, as amended and supplemented (the “Master Lease”).  QCP today announced that it has not received payment of current and past due rent, totaling approximately $79.6 million, and that therefore an Event of Default exists under the Master Lease.  The Event of Default requires the immediate payment of an additional approximately $265 million of Deferred Rent Obligations and permits the QCP lessors to terminate the Master Lease, appoint receivers or exercise other remedies with respect to any and all leased properties.  QCP continues to be in discussions with HCR ManorCare about the Event of Default and related matters.

In response to questions it has received from investors regarding the recently reported debt financing by HCR ManorCare, QCP announced that it did not assist with or participate in the negotiation or closing of such financing.

For additional information regarding the risks to QCP associated with HCR ManorCare, see “Risk Factors” included in QCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, which is available on QCP’s website at www.qcpcorp.com and at www.sec.gov.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 29 states and include 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building. For more information regarding QCP, visit www.qcpcorp.com.

SOURCE Quality Care Properties, Inc.

For further information: C. Marc Richards, Chief Financial Officer, Quality Care Properties, Inc., (240) 223-4680